Exhibit 10.3

MASTER CONSULTING AGREEMENT

This agreement (“Agreement”) is made on June 1 2012 (“Effective Date”), by and between David Tousley, doing business as Stratium Consulting Services, whose office is at 14610 Pawnee Street, Leawood, Kansas 66224 (“Consultant”), and DARA Biosciences, Inc., a Delaware corporation, whose mailing address is 8601 Six Forks Road, Suite 160, Raleigh, NC 27615 (“Client”).  Consultant offers general business consulting services to Client relating to Client’s company.  Client wishes to engage Consultant, from time to time, to perform general business consulting services in connection with Client’s company.

AGREEMENT

1. Proposals:

Consultant will, when requested by Client, submit Proposals (“Proposal”) for services to be performed by Consultant in connection with specific activities sponsored by Client (“Services”).  The Proposals will state the scope of the service to be performed, the basis on which Consultant will charge for such Services and an estimate of the time required to perform such Services, if appropriate.  If accepted by Client, the Proposal will become a part of this Agreement (numbered sequentially).  Each such Proposal shall be deemed a two-party agreement between Consultant and Client and shall be deemed to incorporate and shall be subject to all the terms and conditions of this Agreement.

(a) Each Proposal remains effective until final completion of the Services, or for a period as specified in each proposal.

(b) Upon termination of this Agreement, all rights and duties of the parties hereunder shall cease, except:

(i) Client shall be obligated to pay, within thirty (30) days after receipt of Consultant’s final invoice, all amounts owing for unpaid Services and related expenses, if any that are not being contested in good faith by Client; and

(ii) The indemnification provision of section 3 and the provisions of section 9, 10 and 11 of this Agreement shall survive termination of this Agreement.

2. Charges and Payments:

(a) In addition to the charges for Services described in a Proposal, Client shall reimburse Consultant for reasonable and necessary travel expenses incurred in performance of the Services and for the cost of materials, mileage and other out-of-pocket expenses; provided that such expenses are pre-approved in writing by Client.

MASTER CONSULTING AGREEMENT

(b) Air travel shall be reimbursed at coach class rates, except that reimbursement shall be at business class rates for any international travel.  Mileage shall be reimbursed at the standard IRS mileage rate.

(c) All such travel and out-of-pocket expenses incurred by Consultant in connection with the Services shall be incorporated on an invoice submitted to Client along with all appropriate supporting documentation associated with such expenses.  Client will not reimburse undocumented expenses.

(d) Consultant shall submit an invoice to Client on a monthly basis for Services performed and the last day of each month for expenses incurred hereunder.  Unless Consultant agrees in writing in the form of a proposal to a deferral of fees invoiced, Client shall pay such invoice within twenty (20) business days of receipt of the invoice.  If payment is not made within thirty (30) business days from invoice date, and if there is no agreement for deferral of payment, Client shall be responsible for any costs of recovery, including any legal fees.

3. Indemnification:

(a) Consultant agrees that Client will not be liable for any claims arising from the gross negligence of Consultant and, to the extent permitted by law, Consultant agrees to defend, indemnify and hold harmless Client from any related claims, demands, suits and actions in law, or in equity and agrees to bear all costs and expenses, including reasonable attorney’s fees incurred in connection with the defense of any such claims.

(b)  To the extent permitted by law, Client agrees to defend, indemnify and hold harmless Consultant from any  claims, demands, suits and actions in law, or in equity, arising out of, or in reference to, the services provided hereunder (“Claims”), other than those described in section 3 (a), and agrees to bear all costs and expenses, including reasonable attorney’s fees incurred in connection with the defense of any Claims.

Client will ensure that Consultant is covered under its existing Director and Officer Liability insurance policies commencing on the Effective Date.

4. Independent Contractor:

In the performance of Consultant’s Services hereunder, Consultant shall act as an independent contractor and shall not be deemed to be an employee of Client.

5. Miscellaneous:

Consultant and Client agree to comply with the provisions of all applicable Federal, State, County, or Municipal laws, regulations or ordinances.

MASTER CONSULTING AGREEMENT

6. Termination:

This Agreement may be terminated at any time, by either party, upon thirty (30) days written notice to the other.

7. Notices:

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given when delivered personally against receipt therefore or by facsimile; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party.

If to Consultant:	If to Client:

David L. Tousley	Christopher Clement
14610 Pawnee Street	8601 Six Forks Road, Suite 160
Leawood, Kansas 66224	Raleigh, NC 27615
Fax: (913) 814-7104	Fax: (919) 861-0239
Email: davidtousley@yahoo.com	Email: cclement@darabiosciences.com

8. Governing Law:

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of North Carolina without regard to principles of conflict of laws.

9. Confidential Information.

This Agreement incorporates that certain Confidentiality and Nondisclosure Agreement between Consultant and Client dated as of April 30, 2012 (the “NDA”) attached hereto as Exhibit A.  That NDA remains in full force and effect and shall not be surperceded by this Agreement.

10. Inventions Discovered By The Consultant.

The Consultant shall promptly disclose to the Client any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by the Consultant, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term): (a) which pertain to any line of business activity of the Client, whether then conducted or then being actively planned by the Client, with which the Consultant was or is involved, (b) which is developed using time, material or facilities of the Client, whether or not during working hours or on the Client’s premises, or (c) which directly relates to any of the Consultant’s work during the Term, whether or not during normal working hours. The Consultant hereby assigns to the Client all of the Consultant’s right, title and interest in and to any such Inventions. During and after the Term, the Consultant shall execute any documents necessary to

MASTER CONSULTING AGREEMENT

perfect the assignment of such Inventions to the Client and to enable the Client to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Consultant’s agreed compensation during the course of the Consultant’s employment. All such acts shall be done without cost or expense to Consultant. Consultant shall be compensated for the giving of evidence or testimony after the term of Consultant’s engagement at the rate of $1,500/day. Without limiting the foregoing, the Consultant further acknowledges that all original works of authorship by the Consultant, whether created alone or jointly with others, related to the Consultant’s engagement by the Client and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Client. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Client. The Consultant hereby irrevocably designates counsel to the Client as the Consultant’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Client’s rights under this Section. This Section 10 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Consultant hereby waives such Moral Rights and consents to any action of the Client that would violate such Moral Rights in the absence of such consent. The Consultant agrees to confirm in writing any such waivers and consents from time to time as requested by the Client.

11. Non-Solicitation.

(a)           For a period commencing on the date hereof and ending one (1) year after the date Consultant ceases to be engaged as a consultant hereunder  by the Client (the "Non-Competition Period"), Consultant shall not, directly or indirectly, either for itself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which develops, markets or sells Tamoxifen or Hyaluronic Acid products (the “Products”) that are in direct competition with the the Products (collectively, a "Competitor"). Nothing herein shall prohibit Consultant from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is privately owned, or publicly traded, so long as he has no active participation in the business of such Competitor.

(b)           During the Non-Competition Period, Consultant shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at or for the Client to cease working at or for the Client, or in any way interfere with the relationship between the Client and anyone working at or for the Client except in the proper exercise of Consultant’s authority or (ii) in any way interfere with the relationship between the Client and any customer, supplier, licensee or other business relation of the Client.

MASTER CONSULTING AGREEMENT

(c)           If, at the time of enforcement of this Section 11, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions

12. Severability Of Provisions

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

13. Entire Agreement/Modification

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

14. Binding Effect

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Client, its successors and assigns, and upon Consultant and its legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Consultant’s obligations hereunder may not be transferred or assigned by the Consultant.

15. Non-Waiver

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms; conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

MASTER CONSULTING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

For Consultant:

By:	/s/ David L. Tousley
David L. Tousley
Principal

For Client:

/s/ David Drutz
David Drutz
Chief Executive Officer and Chief Medical Officer

Proposal # 1 To
Master Agreement Between
David Tousley (doing business as Stratium Consulting Services) And
DARA Biosciences, Inc.

This Proposal Agreement (the “Agreement”) is made on June 1, 2012 (the “Effective Date”), by and between David Tousley, doing business as Stratium Consulting Services, whose office is at 14610 Pawnee Street, Leawood, Kansas 66224 (“Consultant”),and DARA Biosciences, Inc., a Delaware corporation, whose mailing address is 8601 Six Forks Road, Suite 160, Raleigh, NC 27615 (“Client”) and is submitted as a Proposal under the terms of the Master Consulting Agreement made June 1, 2012 entered into between Consultant and Client.

Agreement

For a period of six (6) months, commencing on June 1, 2012, Consultant shall \ serve as the Acting Chief Financial Officer of the Company.  Specifically, Consultant shall perform the following services:

1)	Advise and assist Client, in the capacity of Acting Chief Financial Officer of the Company;
2)	In this role, the Consultant shall report to the Chief Executive Officer of Client;
3)	Supervise Finance personnel in performance of duties;
4)
Advise and assist Client in the preparation of internal and external financial statements, communications and SEC filings, including, but not limited to, all Form 10-K, Form 10-Q and Form 8-K filings, and perform such reviews and execute and file such reports and certifications in connection with such filings required by the SEC’s rules and regulations in his capacity as the Client’s Acting Chief Financial Officer;

5)	Advise and assist Client with interactions with Nasdaq, as required;
6)	Advise and assist Client with all treasury and risk management activities of Client;
7)	Advise and assist Client with preparation and updates of Client’s long range and one year operating plans;
8)	Advise and assist Client with internal reviews of Client financial processes and internal controls;
9)	Advise and assist Client with road-show preparation and presentation as deemed appropriate by Client;
10)	Advise and assist Client with Investor relations activities;
11)	Advise and assist Client in the management of the activities of Client’s outside accounting, audit and legal contractors; and
12)	Advise and assist Client with other business needs as deemed appropriate by Client.

The fee for such services will be at the initial rate of Ten Thousand Five Hundred Dollars ($10,500) per month, plus any reasonable and necessary travel and out-of-pocket expenses pre-approved by the Company in writing.  Consultant shall be solely responsible for the payment of all taxes with respect to such fee.  An invoice for services shall be submitted on the last day of each month.  Business expenses will also be invoiced on the last day of each month and shall be paid within the terms specified in the Master Consulting Agreement.

Consultant shall devote at least forty percent (40%) of his  professional time and attention to the performance of the services.  Consultant shall be entitled to work from his office in Leawood, Kansas, provided, however, that he shall be present at the Client’s offices at such times as Client and Consultant mutually deem necessary to properly perform the services.

Consultant shall also comply with the Client’s published guidelines, policies and procedures applicable to all employees and/or consultants of the Client generally, including, but not limited to, guidelines, policies and procedures applicable to travel and expense reimbursements, and shall comply with the Client’s Corporate Trading Policy, Code of Ethics and related corporate governance policies, as applicable to Client’s senior officers.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

For Consultant:	For Client:

/s/ David L. Tousley	/s/ David Drutz
David L. Tousley	David Drutz
Principal	Chief Executive Officer and Chief Medical Officer